EXHIBIT 10.6

SHAREHOLDER AGREEMENT

This Shareholder Agreement (this “Agreement”) is entered into as of this 5th day of September, 2007, by and among Interpool, Inc., a Delaware corporation (the “Company”), Seacastle Inc., a Marshall Islands corporation (“Parent”), and Arthur L. Burns (“Burns”). In consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Last Day of Employment; Employment Terms and Conditions.

(a) Burns, the Company and Parent agree that Burns’s employment with the Company and Parent shall terminate on December 31, 2007, or such earlier date as may be agreed upon by Burns, the Company and Parent (the date on which such a qualifying termination occurs being called the “Termination Date”). If Burns’s employment is terminated in accordance with the preceding sentence, the Company will pay Burns all earned but unpaid salary through the Termination Date, less applicable withholdings and deductions, as soon as practicable after the Termination Date. In addition, the Company will reimburse Burns for all business expenses incurred by him on behalf of the Company and Parent through the Termination Date, in accordance with the Company’s policies with respect to the reimbursement of expenses. Burns hereby confirms that effective on the Termination Date (or any other termination of employment), Burns will no longer hold any positions as an officer, employee or director of the Company or Parent or any affiliate of either, and Burns agrees to promptly execute such customary documents and take such customary actions as may be necessary or reasonably requested by the Company or Parent or any affiliate of either to effectuate or memorialize the termination of such positions, including, without limitation, resignations of any officer or director positions. Following the termination of his employment Burns agrees to make himself available to assist or consult with the Company and Parent at reasonable times and Burns will cooperate in all reasonable respects with the Company and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its affiliates, to the extent the Company reasonably deems Burns’s cooperation necessary. Burns shall be reimbursed for all out-of-pocket expenses incurred by Burns as a result of such cooperation.

(b) The Employment Agreement between the Company and Burns dated as of July 1, 2004 (the “Employment Agreement”) is hereby terminated, effective upon the passing of the revocation period described in Section 14 hereof, after this Agreement has been completely executed and not revoked during the revocation period. After the termination of the Employment Agreement becomes effective Burns shall be an employee at will, and the following terms and conditions of employment shall apply during his employment prior to the Termination Date hereunder:

(i) Burns shall serve as Executive Vice President and General Counsel of the Company and General Counsel of the Parent and shall have those powers and duties of a management nature consistent with such positions as are assigned to him from time to time by the Chief Executive Officer of the Parent. In the performance of his duties hereunder, Burns shall report to the Chief Executive Officer of the Parent. Burns shall devote substantially all of his business time, attention and energies to the business of the Company and Parent as shall be necessary for him to carry out his obligations hereunder. Burns shall be based in New York City, except for travel reasonably required for the performance of his duties hereunder.

(ii) The Company shall pay Burns a base salary of $416,000, payable in accordance with the Company’s regular payroll practice. Employee benefits, vacation and fringe benefits will be provided to Burns in accordance with the plans and policies of the Company for executive officers, as in effect from time to time, and shall include a reasonable automobile allowance. The Company shall reimburse Burns for all reasonable business expenses incurred by Burns in performing his duties hereunder upon the presentation of itemized statements and receipts for such expenses. Burns shall be entitled to vacation of five weeks per year without reduction in compensation. Unused vacation time may be carried forward into the following two years, subject to the limitation that not more than eight weeks may be available in any one calendar year.

2. Purchase and Grant of Common Stock; Cash Payments

(a) Subject to this Agreement having been completely executed and not revoked during the revocation period described in Section 14 hereof, (i) as soon as practicable thereafter, and subject to applicable withholdings and deductions, the Company and Parent shall pay the sum of $1,000,000 to Burns and Parent shall grant 100,000 shares of common stock of Parent (“Common Stock”) to Burns (the “Granted Shares”), contingent upon Burns’s purchase for $1,000,000 of an additional 100,000 shares of Common Stock (the “Purchased Shares”), or a per share “Purchase Price” of $10; and (ii) if Burns provides the services to the Company and Parent described in Section 1(b)(i) hereof through the Termination Date, the Company shall pay the sum of $250,000 to Burns on January 2, 2008, subject to applicable withholdings and deductions. The Purchased Shares shall be issued and sold to Burns, and the Granted Shares shall be issued and granted to Burns, free and clear of all liens, claims and encumbrances other than restrictions and legends required pursuant to applicable securities laws and the terms of this Agreement, and upon such issuance and grant shall be fully paid and non-assessable. If Burns shall have received Company’s payment of $1,000,000 described in the first sentence of this Section 2(a), Burns hereby agrees to remit the aggregate Purchase Price to Parent’s bank account (or the bank account of Parent’s designee as instructed by Parent) in immediately available funds within ten (10) business days following such receipt. For the avoidance of doubt, the sum of $250,000 shall become due and payable in accordance with the terms of the first sentence of this Section 2(a), and, so long as Burns does not exercise any right of revocation and does not assert any claim that his employment should not be terminated, Separation Payment I (as defined below) shall also become due and payable in accordance with the terms of the first sentence of this Section 2(a) and Separation Payment II (as defined below) shall become due and payable in accordance with the “Final Separation Agreement” (attached hereto as Exhibit A). Certain pro-forma summary financial information of Parent is attached as Annex A hereto and is based upon currently available information. Such underlying information may change without notice to Burns; provided, however, that, in the event that the total number of fully diluted shares of Common Stock of Parent shall be materially increased prior to the closing of the IPO, Burns shall be treated in the same manner with respect to such increase as the employee shareholders described as “Management” on Annex A hereto (whether or not an employee at such time).

(b) Subject to the two immediately following sentences, anything herein to the contrary notwithstanding, neither the Purchased Shares nor the Granted Shares may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered (each such action, a “Transfer”) until the applicable restrictions set forth herein are removed or expire or are expressly waived by Parent in writing, and any additional requirements or restrictions contained in this Agreement have been satisfied, terminated or expressly waived by Parent in writing. If an IPO (as defined below) of Parent is not closed within one year after Burns’s purchase of the Purchased Shares, then, upon the first anniversary of such purchase, Parent will offer to repurchase one-half of the Purchased Shares, paying the price of $10 per share. If the Parent’s offer to purchase shares is accepted by Burns, any such purchase shall be subject to Section 5(c) hereof and treated thereunder as a purchase pursuant to Section 5 hereof.

(c) In connection with the payment of any dividends, distributions or other type of payment to Burns in respect of the Purchased Shares or Granted Shares, Parent shall be entitled to deduct any taxes or other amounts required by any governmental authority to be withheld and paid over to such authority for Burns’s account.

(d) For the purposes of this Agreement, the following terms have the respective meanings set forth below:

(i) “Act” means the Securities Act of 1933, as amended.

(ii) An “affiliate” of, or a person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

(iii) “Fair Market Value” of each share of Common Stock shall be determined as of the time of the event requiring valuation of Common Stock hereunder by the Board of Directors of Parent in good faith; provided, however, that such determination shall be based upon Parent as a going concern and shall not discount the value of such shares either because they are subject to the restrictions set forth in this Agreement and are not registered under the Act or because they constitute only a minority interest in Parent.

(iv) “Fortress Entity” means (i) any private equity fund managed by an affiliate of Fortress Investment Group LLC (or its successors and assigns) or any affiliate of any such fund, (ii) any investment vehicle (whether formed as a private investment fund, stock company or otherwise) managed directly or indirectly by an affiliate of Fortress Investment Group LLC (or its successors and assigns) or any of its affiliates or (iii) any general partner, limited partner, managing member or person occupying a similar role of or with respect to any of the foregoing.

(v) “IPO” means a firmly underwritten initial public offering pursuant to a registration statement declared effective under the Act covering the offer and sale of Common Stock for the account of Parent to the public generally in which the net proceeds to Parent are not less than US$50,000,000.

(e) “Separation Payment I” means the combination of the Company’s payments of $1,000,000 and the Parent’s grant of 100,000 shares of Common Stock to Burns, described in Section 2(a). Burns acknowledges that Separation Payment I is in excess of any amounts to which Burns is already entitled and that the payment is adequate and satisfactory consideration for the assurances made by Burns in this Agreement, including without limitation, the general release of claims given in Section 12 hereof.

(f) “Final Separation Agreement” means the form of “Final Separation Agreement” attached hereto as Exhibit A. If (and only if) Burns’s employment is terminated in accordance with the first sentence of Section 1(a) hereof, on or within ten (10) days after the Termination Date, the Company shall ask Burns to execute a Final Separation Agreement substantially in the form attached hereto (and Burns shall have at least twenty-one (21) days to consider entering into the Final Separation Agreement, in accordance with Section 3 thereof); however, the provisions of this Agreement are not contingent upon Burns’s execution of the Final Separation Agreement. Subject to the Final Separation Agreement having been completely executed by Burns and not revoked during the revocation period described therein, the Company shall pay Burns the sum of $50,000 promptly after such revocation period has passed (such payment being called the “Separation Payment II”); provided, however, that, if the Termination Date does not occur on or before November 21, 2007, payment of Separation Payment II shall be made on the later to occur of (i) January 2, 2008, or (ii) the passing of the revocation period without the Final Separation Agreement having been revoked.

(g) “Separation Payment II” means the payment by the Company of the sum of $50,000 described in Section 2(f) hereof.

3. Transfers of Stock.

(a) Resale of Stock. Without limitation to the restrictions on Transfer set forth in Sections 2(b) and 4(c), Burns shall not Transfer the Purchased Shares, the Granted Shares or any other shares of Common Stock or other shares or capital of Parent now or hereinafter owned by Burns, other than in accordance with the provisions of this Section 3.

(b) Tag-Along Right; Drag-Along Right.

(i) As used in this Agreement, the term “Holder” means Burns or a Related Transferee (as defined below) of Burns.

(ii) Tag-Along Right. Notwithstanding any other provision hereof, prior to one or more Fortress Entities selling more than fifty percent (50%) of the outstanding Common Stock (such selling entities, the “Selling Fortress Entities”) to one or more third persons who are not a Fortress Entity (collectively, a “Third Party”) pursuant to a single transaction or a series of related transactions (such sale, a “Third Party Sale”), the Selling Fortress Entities shall deliver a written notice (a “Tag-Along Notice”) to Burns and each Related Transferee (or if any such individual is deceased, to the decedent’s personal representative) which satisfies the requirements of Section 3(b)(ii)(a). Such Tag-Along Notice shall be so delivered not less than forty (40) days prior to the respective Third Party Sale.

(a) Tag-Along Notice. Each Tag-Along Notice shall set forth: (i) the name and address of the Third Party; (ii) the proposed amount and form of consideration to be paid per share and the terms and conditions of payment offered by the Third Party; (iii) the aggregate number of shares of Common Stock held by the Selling Fortress Entities as of the date that the Tag-Along Notice is first delivered, mailed or sent by courier or facsimile to Burns and each Related Transferee (or if any such individual is deceased, to the decedent’s personal representative); (iv) the Tag-Along Sale Percentage (as defined below); (v) the proposed date of the Third Party Sale (the “Third Party Sale Date”); and (vi) confirmation that the proposed Third Party has agreed to purchase the Holders’ shares of Common Stock in accordance with the terms hereof.

(b) Exercise of Tag-Along Right. Upon the receipt of a Tag-Along Notice by Burns or a Related Transferee (or if any such individual is deceased, to the decedent’s personal representative), each Holder shall have the right (such right, a “Tag-Along Right”), exercisable in its sole discretion, to sell to the respective Third Party up to the same percentage of the total number of shares of Common Stock held by such Holder on the date of the Tag-Along Notice (whether or not the restrictions on Transfer of Common Stock have terminated) as the percentage of the total number of shares of Common Stock held by the Selling Fortress Entities as of the date of the Tag-Along Notice that such Selling Fortress Entities are selling in the Third Party Sale (the “Third Party Sale Percentage”), at the same price and on the same terms and conditions as such Seller Fortress Entities have agreed to with such Third Party; provided, however, such Selling Fortress Entities shall use their reasonable, good faith efforts to provide (I) that the only representation and warranty which such Holder shall be required to make in connection with the Third Party Sale is a representation and warranty with respect to such Holder’s own ownership of the shares of Common Stock to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances and adverse claims, (II) that the liability of such Holder with respect to any representation and warranty made in connection with the Third Party Sale is the several liability of such Holder (and not joint with any other person) and that such liability is limited to the amount of proceeds actually received by such Holder in the Third Party Sale and (III) each Holder with either an opinion of counsel to the effect that the Third Party Sale is not in violation of applicable federal and state securities or other laws or, if such Holder is not provided with an opinion with respect to the matters contemplated by this clause (III), an indemnity from such Selling Fortress Entities for any such violation. If any Third Party Sale in respect of which a Holder has exercised its Tag-Along Right is in the form of a merger transaction, such Holder agrees to vote its shares of Common Stock in favor of such merger and not to exercise any rights of appraisal or dissent afforded under applicable law.

(c) Tag-Along Exercise Notice. Each Holder may exercise the Tag-Along Right by providing the Selling Fortress Entities with written notice (a “Tag-Along Exercise Notice”) thereof not less than twenty-five (25) days prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice.

Such Tag-Along Exercise Notice must affirmatively state that the respective Holder is irrevocably exercising the Tag-Along Right and shall specify the number of Common Shares held by it which it desires to sell to the Third Party pursuant to the Third Party Sale (which number shall in no event be greater than the product of (x) the number of shares of Common Stock held by such Holder and (y) the Third Party Sale Percentage specified in the respective Tag-Along Notice). If the Selling Fortress Entities receive a Tag-Along Exercise Notice no later than the twenty-fifth (25th) day prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice, none of the Selling Fortress Entities to which the Tag-Along Exercise Notice relates shall consummate the respective Third Party Sale unless the Third Party also purchases the number of shares of Common Stock specified in such Tag Along Exercise Notice (in accordance with the terms of Section 3(b)(ii)(b)). If the Selling Fortress Entities have not received a Tag-Along Exercise Notice from a Holder by the twenty-fifth (25th) day prior to the proposed Third Party Sale Date specified in the respective Tag-Along Notice, such Holder shall be deemed to have waived its Tag-Along Right with respect to the Third Party Sale to which such Tag-Along Notice relates.

(d) Authority to Record Transfer/Delivery of Certificates. Parent (or Parent’s transfer agent, if any) shall record in Parent’s books and records the transfer of the number of shares of Common Stock subject to a Tag-Along Exercise Notice which is not represented by one or more certificates issued by Parent, from the respective Holder to the Third Party, on the Third Party Sale Date. If any part of such shares of Common Stock is represented by one or more certificates issued by Parent, the Holder shall deliver such certificate or certificates for such shares, duly endorsed for transfer with signatures guaranteed, to such Third Party on the Third Party Sale Date in the manner and at the address indicated in the Tag-Along Notice against delivery of the purchase price for the shares; provided, however, that in the event Parent has possession of any such certificate(s) pursuant to this Agreement, upon the written request of the Holder at least five (5) business days in advance of the Third Party Sale Date, Parent shall deliver such certificate(s) to the Third Party at the time and in the manner described above.

(iii) Drag-Along Right. Notwithstanding any other provision hereof, if any Holder has not exercised its Tag-Along Right with respect to the maximum number of Common Shares for which such Holder is permitted (pursuant to Section 3(b)(ii)(b)) to exercise such Tag-Along Right in respect of a Third Party Sale, then, upon the demand of any Selling Fortress Entity participating in such Third Party Sale (in each such entity’s sole discretion), such Holder shall sell to the respective Third Party the number of whole shares of Common Stock (rounded upwards or downwards, as applicable), whether or not the restrictions on Transfer of Common Stock have lapsed, equal to the product of (x) the total number of shares of Common Stock held by such Holder on the date of the Drag-Along Notice (as defined below) and (y) the Third Party Sale Percentage, at the same price and on the same terms and conditions as such Selling Fortress Entity has agreed to with such Third Party; provided, however, that such Selling Fortress Entity shall use its reasonable, good faith efforts to provide that (A) the only representation and warranty which such Holder shall be required to make in connection with the Third Party Sale is a representation and warranty with respect to such Holder’s own ownership of the shares of Common Stock to be sold by it and its ability to convey title thereto free and clear of liens, encumbrances and adverse claims and (B) the liability of such Holder with respect to any representation and warranty made in connection with the Third Party Sale is the several liability of such Holder (and not joint with any other person) and that such liability is limited to the amount of proceeds actually received by such Holder in the Third Party Sale; provided further, that a Holder shall not be obligated to participate in any Third Party Sale pursuant to this Section 3(b)(iii) unless such Holder is provided an opinion of counsel to the effect that the Third Party Sale is not in violation of applicable federal and state securities or other laws or, if such Holder is not provided with an opinion with respect to the matters contemplated by this proviso, each Selling Fortress Entity who has delivered a Drag-Along Notice to such Holder shall indemnify such Holder for any such violation. If the Third Party Sale is in the form of a merger transaction, each Holder agrees to vote its shares of Common Stock in favor of such merger and not to exercise any rights of appraisal or dissent afforded under applicable law.

(a) Drag-Along Notice. If a Selling Fortress Entity elects (in its sole discretion) to exercise the option described in this Section 3(b)(iii), such Selling Fortress Entity shall provide the Holders with written notice (the “Drag-Along Notice”) thereof not more than twenty-four (24) nor less than ten (10) days prior to the proposed date of the Third Party Sale Date. The Drag-Along Notice shall set forth: (i) the name and address of the Third Party; (ii) the proposed amount and form of consideration to be paid per share and the terms and conditions of payment offered by the Third Party; (iii) the aggregate number of shares of Common Stock held by such Selling Fortress Entity as of the date that the Drag-Along Notice is first delivered, mailed or sent by courier or facsimile to the Holder; (iv) the Third Party Sale Percentage; (v) the proposed Third Party Sale Date; and (vi) confirmation that the proposed Third Party has agreed to purchase the Holder’s shares of Common Stock in accordance with the terms hereof.

(b) Authority to Record Transfer/Delivery of Certificates. If a Selling Fortress Entity elects (in its sole discretion) to exercise the option described in this Section 3(b)(iii), Parent (or Parent’s transfer agent, if any) shall record in Parent’s books and records the transfer of the number of shares of Common Stock subject to the Drag-Along Notice which is not represented by one or more certificates issued by Parent, from the Holder to the Third Party, on the Third Party Sale Date. If any part such shares is represented by one or more certificates issued by Parent, the Holder shall deliver such certificate or certificates for such shares, duly endorsed for transfer with signatures guaranteed, to such Third Party on the Third Party Sale Date in the manner and at the address indicated in the Drag-Along Notice against delivery of the purchase price for the shares; provided, however, that in the event that Parent has possession of any such certificate(s) pursuant to this Agreement, Parent shall deliver such certificate(s) to the Third Party at the time and in the manner described above.

(iv) Consideration. The provisions of this Section 3(b) shall apply regardless of the form of consideration received in the Third Party Sale.

(c) Transfer to Related Transferees. Notwithstanding anything to the contrary contained in this Section 3, Burns may Transfer shares of Common Stock without restriction to Burns’s Related Transferees; provided that each such Related Transferee shall first (i) execute a written consent in form and substance satisfactory to Parent to be bound by all of the provisions of this Agreement and (ii) give a duplicate original of such consent to Parent. The “Related Transferees” of Burns shall consist of his spouse, his adult lineal descendants, the adult spouses of such lineal descendants, trusts solely for the benefit of Burns’s spouse or his minor or adult lineal descendants and, in the event of death, his personal representatives (in their capacities as such), estate and named beneficiaries and any entity with respect to which Burns or Martin Tuchman is the direct or indirect “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time) of securities representing at least 51% of the combined voting power of the entity’s then outstanding securities. In the event of any Transfer by Burns to his Related Transferees of all or any part of the shares of Common Stock owned by him (or in the event of any subsequent Transfer of such shares by any such Related Transferee to another Related Transferee of Burns), such Related Transferees shall receive and hold said Common Stock subject to (and shall be bound by) the terms of this Agreement and the rights and obligations hereunder of Burns, from whom such Common Stock was originally transferred, as though said Common Stock was still owned by Burns, and such Related Transferees shall be treated as if they were Burns for the purposes their stock-related rights and obligations under this Agreement. There shall be no further Transfer of such Common Stock by a Related Transferee except between and among such Related Transferee, Burns and the other Related Transferees of Burns, or except as may otherwise be permitted by this Agreement.

(d) Termination. This Section 3 shall terminate and be of no further force and effect upon the closing of an IPO.

4. Burns’s Representations; Legends on Certificates.

(a) Investment Risk. Burns represents and acknowledges that: (i) as a result of Burns’s (A) existing relationship with the Company and (B) experience in financial matters, Burns is properly able (on his own) to evaluate the capital structure of Parent and its subsidiaries, the business of Parent and its subsidiaries and the risks inherent therein; (ii) Burns has been given the opportunity to obtain any additional information or documents from and to ask questions, and receive answers of, the officers and representatives of Parent and its subsidiaries to the extent necessary to evaluate the merits and risks related to an investment in Parent; (iii) Burns has been and will be, to the extent he deems necessary, advised by legal counsel of his choice at his expense in connection with this Agreement and the issuance and sale or grant, as applicable, of the Purchased Shares and Granted Shares hereunder; and (iv) the issuance and purchase or grant, as applicable, of the Purchased Shares and Granted Shares hereunder will be consistent, in both nature and amount, with Burns’s overall investment program and financial condition, and his financial condition will be such that he will be able to bear the economic risk of holding unregistered Common Stock for which there is no market and to suffer a complete loss of his investment therein. Burns further acknowledges that investment in the Purchased

Shares and Granted Shares involves significant risks and that these risks include, without limitation, the fact that Parent and its subsidiaries may have a leveraged financial structure.

(b) Purchase for Investment.

(i) Burns represents and warrants that: (A) the Purchased Shares and Granted Shares will be acquired for his own account for investment, without any present intention of selling or further distributing the same, and he does not have any reason to anticipate any change in his circumstances or any other particular occasion or event which would cause him to sell any of such Common Stock; and (B) he is fully aware that in agreeing to sell, issue and/or grant such Common Stock to him, Parent will be relying upon the truth and accuracy of these representations and warranties. Burns agrees that he will not Transfer any Purchased Shares or Granted Shares prior to an IPO, except to a Related Transferee in accordance with the terms of this Agreement or as otherwise may be permitted or required under this Agreement. Any such Transfer must be in compliance with the Act, the rules and regulations of the Securities and Exchange Commission thereunder, the relevant state securities laws applicable to Burns’s action and the terms of this Agreement.

(ii) Burns acknowledges that no trading market for the Common Stock exists currently or is expected to exist at any time in the foreseeable future (if at all) and that, as a result, Burns may be unable to sell any of the Common Stock acquired hereunder for an indefinite period. Further, Parent has no obligation to register any of the Common Stock (including any of the Purchased Shares or Granted Shares) for sale or resale under the Act or any other applicable law (including any “blue sky” law).

(c) Legend on Certificates. If, in the Parent’s sole discretion, share certificates are issued to Burns prior to the closing of the IPO, each share certificate issued to Burns representing Common Stock issued hereunder shall bear the following (or substantially equivalent) legends on the face or reverse side thereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR ANY SUCCESSOR RULE UNDER THE ACT OR SEACASTLE INC. (“PARENT”) RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO PARENT THAT AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDER AGREEMENT DATED AS OF SEPTEMBER 5, 2007, BY AND AMONG ARTHUR L. BURNS, INTERPOOL, INC. AND PARENT, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF PARENT, AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF

UNLESS SUCH VOTING, TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF SUCH AGREEMENT.

Any share certificate issued at any time in exchange or substitution for any certificates bearing such legends (except a new certificate issued upon the completion of a public distribution of Common Stock represented thereby) shall also bear such (or substantially equivalent) legends, unless the Common Stock represented by such certificate is no longer subject to the provisions of this Agreement and, in the opinion of counsel for Parent, the Common Stock represented thereby need no longer be subject to restrictions pursuant to the Act or applicable state securities law. Parent shall not be required to transfer on its books any certificate for Common Stock in violation of the provisions of this Agreement.

5. Parent “Call” Option.

(a) If Burns dies prior to the effective date of an IPO (such death, a “Call Purchase Event”), subject to the provisions of this Section 5, Parent may, at its sole option exercisable by written notice (a “Purchase Notice”) delivered to the personal representative of Burns (within thirty (30) days after the appointment and qualification of the personal representative) and to each Related Transferee (if any), elect to purchase and, upon the giving of such notice, Parent shall be obligated to purchase, and the personal representative and each Related Transferee (such personal representative and each Related Transferee being referred to herein as a “Seller”) shall be obligated to sell, all, or any lesser portion indicated in the Purchase Notice, of the Common Stock held by Burns and/or such Related Transferees, at a per share price equal to, in the case of both Granted Shares and Purchased Shares, the Fair Market Value thereof as of the date of the Call Purchase Event.

(b) If Parent does not elect to exercise its option set forth in paragraph (a) of this Section 5 with respect to any portion of the Common Stock owned by Burns or his Related Transferees, Parent shall give written notice that it is not so electing to each Fortress Entity owning Common Stock within the time periods specified in paragraph (a) of this Section 5 for the giving of the Purchase Notice. Upon receipt of such notice from Parent, each Fortress Entity owning Common Stock shall have the option, exercisable by written notice (a “Fortress Entity Purchase Notice”) delivered to the Sellers within fifteen (15) days after receipt of such notice from Parent, to purchase from the Sellers (and, upon the giving of the Fortress Entity Purchase Notice, such Fortress Entity shall be obligated to purchase and the Sellers shall be obligated to sell) all, or any lesser portion indicated in the Fortress Entity Purchase Notice, of the Common Stock held by the Sellers (or if oversubscribed by more than one such Fortress Entity providing a Fortress Entity Purchase Notice, each such Fortress Entity shall purchase a pro rata portion of the Common Stock held by the Seller determined by its pro rata portion of all shares of Common Stock owned by such subscribing Fortress Entities) at the per share price set forth in paragraph (a) of this Section 5.

(c) In the event a purchase of shares of Common Stock pursuant to this Section 5 shall be prohibited by law or would cause a default under the terms of any indenture or loan agreement or other instrument to which Parent or any of its affiliates may be a party, the obligations of the Seller and Parent pursuant to this Section 5 shall be suspended and no such default shall be caused; provided, however, that (x) the purchase price to be paid by Parent for the shares shall accrue interest at the lowest rate necessary to prevent the imputation of interest or original issue discount under the Internal Revenue Code of 1986, as amended, reduced by any dividends or distributions on such Common Stock during the period of such suspension, which interest shall likewise be paid when such prohibition first lapses or is waived and no such default would be caused and (y) in the event of any such suspension, if one or more Fortress Entities so elect and no violation of law would be caused and no default under the terms of any indenture or loan agreement or other instrument to which Parent or any of its affiliates may be a party would result, Parent shall transfer its obligations under this Section 5 to such Fortress Entities, in which case such Fortress Entities and Burns (and the Related Transferees, if any, of Burns) shall be obligated to complete the purchase of shares of Common Stock pursuant to this Section 5.

6. Restrictive Covenants. Burns acknowledges that during the period of his employment with the Company he has had access, and during the period of his employment with the Parent he will have access, to secret and confidential information, knowledge or data relating to the Company, Parent and their affiliates, and their respective businesses, and has met and developed (and, as to Parent, will meet and develop) relationships with potential and existing suppliers, financing sources, clients, customers and employees of the Company, Parent and their affiliates.

(a) Noncompetition; Nonsolicitation. Burns agrees that, during his employment hereunder and for the two-year period immediately following the Termination Date, Burns shall not:

(i) directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise), own, manage, operate, control, participate in, perform services for, make any investment in or otherwise carry on, any business that is competitive with any business engaged in or conducted by Parent or any of its subsidiaries as of the Termination Date, or any business in which Parent or any of its subsidiaries engaged within the twelve months preceding the Termination Date or which at any time during such twelve-month period was the subject of a formal business proposal which the Parent or any of its subsidiaries was actively considering, including the business of owning, leasing (as lessor, sublessor, lessee or sublessee) or managing containerships, shipping containers or intermodal chassis; or

(ii) directly or indirectly, engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of Parent or its subsidiaries to terminate their employment with, or otherwise cease their relationship with, Parent or any of its subsidiaries, or in hiring or assisting another person or entity to hire any nonclerical employee of Parent or any of its subsidiaries or any person who within six months before had been a nonclerical employee of Parent or any of its subsidiaries and was recruited or solicited for such employment or other retention while an employee of Parent or any of its subsidiaries (other than any of the foregoing activities engaged in with the prior written approval of Parent); or

(iii) directly or indirectly, solicit, induce or encourage or attempt to persuade any agent, supplier or customer of Parent or any subsidiary of Parent to terminate such agency or business relationship.

(iv) If Burns shall engage in any activity with Martin Tuchman, the same shall not be deemed a violation of Section 6(a)(ii) hereof; provided that such activity does not include engaging in activities with respect to any other individuals which violate Section 6(a)(ii) hereof.

Nothing contained in this Agreement shall limit or otherwise affect the ability of Burns to own not more than two percent (2.0%) of the outstanding capital stock of any entity that is engaged in a business competitive with Parent or any of its subsidiaries, provided that such investment is a passive investment and Burns is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business.

(b) Disparaging Comments. Burns agrees that he shall not make any disparaging or defamatory comments regarding Parent or any of its subsidiaries or affiliates, or make any comments concerning any aspect of the termination of his employment relationship with the Company or Parent except as to those matters required to be disclosed in public filings and that Burns departure was amicable. The Company and Parent agree not to make any disparaging or defamatory statements or representations with respect to Burns. If called to provide information to any actual or prospective subsequent employer of Burns, the Company and Parent shall only disclose those matters required to be disclosed in public filings, and that Burns’s departure was amicable. The obligations of Burns, the Company and Parent under this paragraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 6 shall limit any common law or statutory obligation that Burns may have to Parent or any of its affiliates.

7. Confidentiality. Burns will hold and keep confidential all secret and confidential information, knowledge or data relating to Parent and/or any affiliate thereof, and their respective businesses, including any confidential information as to customers of Parent and/or any affiliate thereof (i) obtained by Burns during employment by the Company, Parent or their affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Burns shall not, without prior written consent of Parent, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than Parent and those designated by it. In the event Burns is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, Burns will promptly notify Parent of any such order and will cooperate fully with Parent in protecting such information to the extent possible under applicable law. Upon termination of employment with the Company, Parent and their affiliates, or at any time as Parent may request, Burns will promptly deliver to Parent, as requested, all documents (whether prepared by Parent, an affiliate of Parent, Burns or a third party) relating to Parent, any affiliate of Parent or any of their respective businesses or property which Burns may possess or have under his direction or control other than documents provided to Burns as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Burns and Parent or any of its affiliates with regard to his severance.

8. Notices. All notices or other communications under this Agreement shall be given in writing and shall be deemed duly given and received on the third full business day following the day of the mailing thereof by registered or certified mail or when delivered personally or sent by facsimile transmission as follows:

(a) if to Burns, at his address as it appears on the signature page to this Agreement or at such other place as he shall have designated by notice as herein provided to Parent and the Company;

(b) if to the Company or any Fortress Entity, at Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105, Attention: Randal A. Nardone, or at such other place as such entity shall have designated by notice as herein provided to Burns; and

(c) if to Parent, at its principal executive offices at the time of the giving of such notice, or at such other place as Parent shall have designated by notice as herein provided to Burns.

9. Specific Performance, Forfeiture, Right to Repurchase.

(a) Specific Performance. Due to the fact that the securities of Parent cannot be readily purchased or sold in the open market and because damages to Parent and its affiliates will be difficult to ascertain and remedies at law available to Parent and its affiliates will be inadequate and for other reasons, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. Accordingly, in the event of a finding of a material breach or threatened material breach of any term (including, without limitation, the terms of Sections 6 and 7 hereof), covenant and/or condition of this Agreement by any of the parties hereto, the other parties may, in addition to all other remedies, be entitled (without any bond or other security being required) to a temporary and/or permanent injunction, without showing any actual damage or that monetary damages would not provide an adequate remedy, and/or a decree for specific performance, in accordance with the provisions hereof.

(b) Forfeiture, Right to Repurchase. Burns acknowledges that if (x) a court of competent jurisdiction determines that he has breached any term or condition contained in Section 6(a)(i)of this Agreement and (y) the Company or Parent has provided him with written notice of such breach, if such notice is given prior to the effective date of an IPO, (A) all of the Granted Shares shall be automatically forfeited, and be deemed to have been repurchased by Parent at a purchase price of zero dollars, upon the latter of the giving of such notice or court determination, and (B) Parent shall have the right to repurchase all the Purchased Shares at a per share price equal to the lesser of (x) the Purchase Price thereof or (y) the Fair Market Value thereof as of the date of giving of such notice (treating such a breach of Section 6(a)(i), together with the giving of such notice, as a Call Purchase Event (as of the date of such notice) under Section 5 of this Agreement). The remedies of the Company and Parent with respect to the breach of any other term or condition contained in Section 6 or 7 of this Agreement shall be limited to damages and the injunctive relief provided pursuant to Section 9(a) hereof.

10. Further Assurances in Connection with an IPO. Burns agrees that he will, to the extent requested by Parent or any affiliate thereof, reasonably cooperate with and provide assistance to Parent and its affiliates in connection with an IPO or other offering of securities by Parent or an affiliate thereof, including, without limitation, by executing and delivering reasonably requested certificates, instruments and other documents. Without limiting the foregoing, Burns agrees that he will execute and deliver a lock-up agreement with respect to any or all of the Common Stock owned by him in connection with an IPO or other offering of securities by Parent of any of its affiliates in form and substance reasonably requested by any underwriter or by Parent or any affiliate thereof, provided that such lock-up agreement shall not be more onerous in its terms than the lock-up agreements provided by senior executive officers of Parent in accordance with the requirements of the underwriter.

11. Adequate Consideration. Burns confirms that Burns is given consideration herein which includes consideration (for example, Separation Payment I) which is in excess of any amounts to which Burns is already entitled under Burns’s Employment Agreement, or any bonus plan or arrangement or otherwise, and that the consideration is adequate and satisfactory in exchange for the assurances Burns makes in this Agreement, including the release given in Section 12 below, and that neither the Company nor any affiliate thereof has any further obligation to Burns including, without limitation, any obligations under the Employment Agreement or any bonus plan or arrangement or otherwise, except as specifically provided in this Agreement.

12. Burns General Release of Claims. Burns for himself, his estate, his heirs, family members, successors and assigns hereby voluntarily, knowingly and willfully forever releases and discharges the Company and Parent and their respective affiliates, successors, assigns, employees, officers, directors, representatives, shareholders, agents and all persons acting by, through, under or in concert with any of the foregoing in both their official and personal capacities (the “Company Releasees”) from any and all claims, whether or not known, accrued, vested or ripe (hereinafter, “Burns Claims”), that Burns has or may have against the Company Releasees arising from or in any way related to Burns’s employment with the Company, Parent or any affiliate of either up to and including the date of execution of this Agreement or related to the termination of that employment relationship in accordance with the contractual provisions of this Agreement, including, but not limited to, any such claim for an alleged violation of the following statutes and court-made legal principles:

•	Title VII of the Civil Rights Act of 1964, as amended;
•	The Civil Rights Act of 1991;
•

Any claim arising under the provisions of the False Claims Act, 31 U.S.C.A. § 3730, including, but not limited to, any right to personal gain with respect to any claim asserted under its “qui tam” provisions;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	The Employee Retirement Income Security Act of 1974, as amended;
•	The Immigration Reform and Control Act, as amended;
•	The Americans with Disabilities Act of 1990, as amended;
•	The Age Discrimination in Employment Act of 1967, as amended;
•	The Older Workers’ Benefit Protection Act of 1990, as amended;
•	The Workers Adjustment and Retraining Notification Act, as amended;
•	The Occupational Safety and Health Act, as amended;
•	any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;
•	any claims arising out of or related to an express or implied employment contract (including, without limitation, the Employment Agreement) or a covenant of good faith and fair dealing;
•	any public policy, contract, tort, or common law; or
•	any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding the foregoing, nothing in this Agreement shall release or waive any rights or claims Burns may have: (i) under this Agreement; (ii) for indemnification under any written indemnification agreement by and between Burns and the Company and/or under applicable law or the Company’s charter or bylaws; (iii) under any applicable insurance coverage(s); or (iv) with respect to any accrued and vested benefits under any tax-qualified retirement plans.

13. Company and Parent Release of Claims. Each of the Company and Parent, for itself, its affiliates, successors and assigns hereby voluntarily, knowingly and willfully forever releases and discharges Burns and his estate, heirs, and family members (the “Burns Releasees”) from any and all claims, whether or not known, accrued, vested or ripe (hereinafter “Company Claims”), that Parent, Company or any such affiliate has or may have against the Burns Releasees arising from or in any way related to Burns’ employment with the Company, Parent or any affiliate of either up to and including the date of execution of this Agreement or related to the termination of that employment relationship in accordance with the contractual provisions of this Agreement, but such release (and the term “Company Claims”) shall exclude, whether known or unknown, any claims arising out of alleged criminal or fraudulent conduct or willful misconduct by Burns in connection with his activities as an employee or officer of the Company, Parent or any affiliate of either. Notwithstanding the foregoing, the Company and Parent do not release their rights to have Burns perform his obligations under this Agreement (including, without limitation, his obligations under Sections 6 and 7 hereof with respect to the restrictive covenants).

14. Revocation. Burns may revoke this Agreement for a period of seven (7) calendar days following the day that he executes this Agreement. Any revocation within this period must be submitted, in writing, to the Company, as follows: “I hereby revoke my acceptance of the Shareholder Agreement.” The revocation must be personally delivered to Randal A. Nardone or mailed to his office at the Company’s address set forth in Section 8 above and postmarked within seven (7) calendar days of execution of this Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired without this Agreement having been revoked. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

BURNS HAS BEEN ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND THE GENERAL RELEASE CONTAINED HEREIN AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

BURNS AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES CONTAINED HEREIN AND TO RECEIVE THE CONSIDERATION SET FORTH HEREIN, BURNS KNOWINGLY AND VOLUNTARILY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT.

15. Miscellaneous.

(a) This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company, Parent and Burns. This Agreement supersedes any prior agreements or understandings among the parties, including, without limitation, the Employment Agreement.

(b) In the event any capital stock of Parent or any other corporation shall be distributed on, with respect to, or in exchange for shares of Common Stock as a stock (or share) dividend, stock (or share) split, spin-off, reclassification or recapitalization in connection with any merger, amalgamation, continuation into another jurisdiction or reorganization, the restrictions, rights and options set forth in this Agreement shall apply with respect to such other capital stock to the same extent as they are, or would have been applicable, to the Common Stock acquired hereunder on, or with respect to, which such other capital stock was distributed.

(c) No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. Anything in this Agreement to the contrary notwithstanding, any waiver, consent or other instrument under or pursuant to this Agreement signed by, or binding upon, Burns shall be valid and binding upon any and all persons or entities (other than Parent and its affiliates, including the Fortress Entities) who may, at any time, have or claim any rights under or pursuant to this Agreement in respect of the Purchased Shares or the Granted Shares.

(d) Burns affirms that he has not filed, caused to be filed, and is not presently is a party to, any claim, complaint, or action against any other party in any forum or form relating to his employment with the Company or Parent. Burns furthermore affirms that Burns has no known workplace injuries or occupational diseases, and has been provided and has not been denied any leave requested under the Family and Medical Leave Act. Burns disclaims and waives any right of reinstatement with the Company and Parent.

(e) Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Company, Parent and their respective affiliates, including the Fortress Entities, and their respective successors and assigns and Burns and Burns’s heirs, personal representatives, successors and assigns; provided, however, that nothing contained herein shall be construed as granting Burns the right to Transfer any of the Purchased Shares or the Granted Shares, except in accordance with this Agreement and any transferee shall hold the Purchased Shares or the Granted Shares having only those rights and being subject to the restrictions provided for in this Agreement.

(f) Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(g) Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.

(h) The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

(i) Words in the singular shall be read and construed as though in the plural and words in the plural shall be read and construed as though in the singular in all cases where they would so apply. Words herein of any gender are deemed to include each other gender.

(j) This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

(k) Each party hereto hereby irrevocably consents and agrees that any legal action, suit or proceeding against such party with respect to such party’s obligations or liabilities or any other matter under or arising out of or in connection with this Agreement shall be brought in the United States District Court of the Southern District of New York or in the courts of the State of New York, sitting in New York County and, by execution and delivery of this Agreement, each party, to the fullest extent permitted by applicable law, hereby (i) irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts, in person, generally and unconditionally with respect to any such action, suit or proceeding, (ii) agrees not to commence any such action, suit or proceeding in any jurisdiction other than those of the aforesaid courts, (iii) waives any objection to the laying of venue of any such action, suit or proceeding therein, (iv) agrees not to plead or claim that such action, suit or proceeding has been brought in an inconvenient forum and (v) consents to service of process in connection with an such action, suit or proceeding by the delivery of notice to such party’s address set forth in this Agreement.

(l) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction.

(m) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

INTERPOOL, INC.
By:	/s/ Joseph P. Adams, Jr.
Name: Joseph P. Adams, Jr.
Title: Director

SEACASTLE INC.
By:	/s/ Joseph P. Adams, Jr.
Name: Joseph P. Adams, Jr.
Title: Secretary

/s/ Arthur L. Burns
ARTHUR L. BURNS